Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of MingZhu Logistics Holdings Limited on Form F-1 of our report dated August 2, 2019, except for Notes 14 and 15 which are dated September 27, 2019, with respect to our audits of consolidated financial statements of MingZhu Logistics Holdings Limited and Subsidiaries as of and for the years then ended December 31, 2018 and 2017. We also consent to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ Friedman LLP

New York, New York

November 27, 2019